EXHIBIT 14.1


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CORPORATE GOVERNANCE MANUAL


                           CORPORATE GOVERNANCE POLICY


OBJECTIVE AND SCOPE

The objective of this Corporate Governance Policy is to clearly articulate Naturally Advanced Technologies Inc.'s (the "Corporation" or "Naturally Advanced Technologies Inc." as the context requires) governance policy and its practice among the Corporation's Board of Directors ("Board") and senior management. Set forth below is a description of the Corporation's approach to governance including the constitution and independence of the Board, the functions to be performed by the Board and its committees and the effectiveness of the administration by Board members.

It is the duty of directors to act in good faith to reasonably ensure that adequate compliance procedures are in place to avoid and uncover violations that could lead to liability for the Corporation.

To be adequate, information and reporting systems must be capable of providing senior management and the Board with timely and accurate information.

MANDATE OF THE BOARD OF DIRECTORS

The Board has overall responsibility for the stewardship of the Corporation, as more particularly described in the Charter of the Board located at Tab 4.

COMPOSITION AND SIZE OF THE BOARD OF DIRECTORS

The Board will:

     (a) examine the size of the Board with a view to determining the impact of the number of directors upon the effectiveness of the Board; and


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     (b)  determine  the  status  of each  director  as a related  or  unrelated
          director(1),   based  on  each   director's   relationship   with  the
          Corporation, as follows:

          (i)  determine the status of each director as dependent or independent
               (2) when considering Audit Committee composition; and

          (ii) to the extent practicable, take steps to ensure that a majority of the directors qualify as reasonably independent and unrelated directors.

The Board will disclose annually whether or not the Board has a majority of independent directors and whether the Board is constituted with the appropriate number of directors who are not related to the Corporation or a significant shareholder. It will also disclose annually the analysis of the application of the principles it used in supporting its conclusion.

The Board, through a sub-committee of the Corporate Governance Committee (the "Nominating Sub-Committee"), in determining its composition, shall be mindful of the nature of its business and the specialized knowledge that the Board should possess or acquire.

INDEPENDENCE OF THE BOARD OF DIRECTORS

In order that the Board can function independently of management, it will seek to maintain a majority of the Board as independent and unrelated.

The Chairman of the Board should take such  reasonable  steps to ensure that the
Board:

     (a)  understands   the   boundaries   between  the  Board  and   management
          responsibilities;

     (b) addresses its responsibilities under this Corporate Governance Policy; and

     (c)  meets on a regular basis without management present.

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(1) An UNRELATED  DIRECTOR is a director who is  independent  of management  and free from any interest and any business or other relationship that could, or could reasonably be perceived to, materially interfere with the director's ability to act with a view to the best interests of the Corporation, other than
interests  and  relationships   arising  from  the  holding  of  shares  of  the
Corporation.

(2) An INDEPENDENT DIRECTOR is a director who is not an employee or officer of the Corporation and is not receiving remuneration from the Corporation beyond directors' fees. In the context of the Audit Committee, as defined in Multilateral Instrument 52-110, no material relationship with the Corporation is a further requirement.


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COMMITTEES OF THE BOARD OF DIRECTORS

The Board of the Corporation currently provides for three committees of the Board described below, although it may appoint other committees or create sub-committees as needed.

The Corporation's corporate governance practices require that committees of the Board generally be composed of directors, a majority of whom are both independent directors and unrelated directors.

The Committees of the Board include:

     1.   Audit Committee;

     2.   Corporate Governance Committee; and

     3.   Compensation Committee.

DECISIONS REQUIRING PRIOR APPROVAL BY THE BOARD OF DIRECTORS

The Board may delegate to senior management or to a committee of the Board certain of its authorities, but it will maintain policies with respect to matters that can not be delegated and that require prior approval of the Board. These policies, and the understanding between management and the Board through previous Board practice and accepted legal practice, will require that the Corporation's annual strategic, operating and capital plans, significant capital expenditures and all transactions or other matters of a material nature or dealing with non-arm's length parties must be presented by management for approval by the Board.

NEW DIRECTORS

New directors, as part of the orientation program, meet with senior management to discuss the business of the Corporation and receive historical and current operating and financial information and may tour offices and locations of the Corporation.

SHAREHOLDER FEEDBACK AND CONCERNS

In addition to the information provided to shareholders in connection with the annual general meeting of shareholders and the continuous disclosure requirements of securities regulatory authorities, the Corporation maintains a


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policy of  ongoing  communication  with  investors  and  representatives  of the investment community, which the Board should be familiar with.

EXPECTATIONS OF MANAGEMENT

The  Board  will  determine  its  expectations  of  senior  management  and take
reasonable   steps  to  ensure  that   senior   management   understands   these
expectations.

As part of the ongoing process of monitoring the performance of management, the Board will receive operational updates at each Board meeting. These updates will compare actual performance to the Corporation's annual plans and include discussion of all significant variances.

DISCLOSURE POLICY

The Corporate Disclosure Policy is located at Tab 2. Its purpose is to ensure, in so far as is practicable, that all material issues relating to the Corporation are adequately communicated to shareholders and other stakeholders, and includes provisions regarding the release of annual and quarterly reports and press releases. It is reviewed annually by the Board.

In addition to annual general meetings, meetings will be held from time to time in each year between management and various investors, investment analysts, credit rating agencies and financial institutions. Selective disclosure to investors and investment analysts will not be permitted and the Corporate Disclosure Policy contains measures to prevent this from occurring.

QUIET PERIOD

The Corporation has adopted a quiet period in accordance with the recommended guidelines set out in National Policy 51-201 during which no earnings guidance or comments with respect to the current quarter's operations or expected results will be provided to analysts, investors or other market professionals. The quiet period will run between the first day of the month following the quarter end and the release of a quarterly earnings announcement. Communications that may occur during the quiet period must be limited to responding to inquiries concerning publicly available or non-material information.

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